Exhibit 99.1

Home Loan Servicing Solutions Announces Follow-on Offering of 22,000,000 Ordinary Shares

GEORGETOWN, Grand Cayman, December 18, 2012 (GLOBE NEWSWIRE) – Home Loan Servicing Solutions, Ltd. (NASDAQ:HLSS) announced today that it is commencing an underwritten public offering of 22,000,000 of its ordinary shares. Wells Fargo Securities, LLC, Barclays Capital Inc., BofA Merrill Lynch and Citigroup Global Markets Inc. are acting as the joint book-running managers for the offering. HLSS expects to grant the underwriters a 30-day option to purchase up to an additional aggregate of 3,300,000 ordinary shares. HLSS intends to use the net proceeds of the offering to purchase the right to receive servicing and other related fees, associated servicing advances and other related assets from Ocwen Loan Servicing, LLC, and to the extent there are any remaining proceeds, for general corporate purposes.

The offering of the securities will be made only by means of a prospectus, copies of which may be obtained from Wells Fargo Securities, LLC, via telephone: (800) 326-5897, email: cmclientsupport@wellsfargo.com, or standard mail at Wells Fargo Securities, 375 Park Avenue, 4th Floor, New York, NY 10152, Attn: Equity Syndicate; from Barclays Capital Inc., via telephone: (888) 603-5847, email: Barclaysprospectus@broadridge.com, or standard mail at Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; from BofA Merrill Lynch, via email to dg.prospectus_requests@baml.com or standard mail at Attn: Prospectus Department, 222 Broadway, New York, NY 10038; or from Citigroup Global Markets Inc., via telephone: (877) 858-5407, email: batprospectusdept@citi.com, or standard mail at Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Attention: Prospectus Department.

Home Loan Servicing Solutions, Ltd. (HLSS) is an internally-managed owner of non-agency mortgage servicing assets.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest rates, governmental regulations and policies, availability of adequate and timely sources of liquidity, our ability to maintain our PFIC status, real estate market conditions and other risks detailed in HLSS’ reports and filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and should not be relied upon. HLSS undertakes no obligation to update or revise the forward-looking statements.

CONTACT:	James E. Lauter Senior Vice President & Chief Financial Officer T: (561) 682-7561
E: James.Lauter@hlss.com